State of Missouri

SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of the 8th day of July 2022, between Lisa Leilani Zimmer Durand, located at 2515 Sand Pearl Trail, Middleton, WI 53562 ("Service Provider") and Verde Renewables Inc, located at 12599 255th St, La Belle, MO 63447 (collectively "Client"). Each Service Provider and Client may be referred to in this Agreement individually as a "Party" and collectively as the "Parties."

1. Services. Service Provider agrees to provide and Client agrees to procure the following services for the specific projects described below:

Description of Services
• Training Verde's staff, farmers and potential customers in the principles of biological farming and how the Client's products build soil carbon and soil health • Writing articles and white papers on the Client's products • Grant writing • Business plan writing • Producing an investor pitch deck for potential investors • Developing new product formulations and designing research trials to test and verify efficacy of the new products.

2. Contract Fee. Client will pay to Service Provider and for all obligations specified in this Agreement, via the issuance of 500,000 (Half a Million) new Verde Resources Inc. Shares (VRDR). On top of that, Client will pay Service Provider $150 per hour for the work done for the Client, and $1000 per day for each day of virtual or in person training, with one full day of preparation time allotted for each new training course to build materials. All travel expenses related to work for the Client will be approved in advance and reimbursed by the Client.

Unless otherwise stated, Service Provider shall be responsible for all taxes in connection with the purchase of Services in this Agreement.

3. Payment. Payment for the Services will be by 500,000 Verde (VRDR) Shares, according to the following schedule:

500,000 VRDR Shares to be issued to Ms. Leilani Durand on or before July 15th 2022
$25,000 advanced deposit to be paid to the Service Provider on or before July 15th 2022

4. Force Majeure. Service Provider shall not be responsible for any claims or damages resulting from any delays in performance or for non-performance due to unforeseen circumstances or causes beyond Service Provider's reasonable control.

5. Limitation of Liability. Service Provider will not be liable for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Agreement or the transactions it contemplates (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether Service Provider has been advised of the possibility of any such damage. In no event will Service Provider's liability exceed the price paid by Buyer for the Services giving rise to the claim or cause of action.

6. Assignment. Either Party may not assign any of its rights under this Agreement or delegate any performance under this Agreement, except with the prior written consent of the other Party. Any purported assignment of rights or delegation of performance in violation of this section is void.

8. Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.

9. Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, not including its conflicts of law provisions.

10. Disputes. Any dispute arising from this Agreement shall be resolved through mediation.

11. Entire Agreement. This Agreement contains the entire understanding between the Parties and supersedes and cancels all prior agreements of the Parties, whether oral or written, with respect to such subject matter.

12. Notices. Any notice or other communication given or made to any Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

13. Waiver. No Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by any Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any other subsequent breach or violation.

14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. The section headings herein are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

______________________	Verde Renewables Inc.
Client Signature	Client Full Name
______________________	Lisa Leilani Zimmer Durand
Service Provider Signature	Service Provider Full Name